HOUSTON, TX— August 21, 2013……….. Petro River Oil Corp (the “Company” or “Petro River”) announces today that the Company has appointed David Briones, 37, to serve as the Chief Financial Officer of the Company, to hold office until his successor is elected and qualified.

Mr. Briones has not engaged in a related party transaction with the Company during the last two years, and there are no family relationships between Mr. Briones and any of other executive officer or director of the Company.

Since October 1, 2010, Mr. Briones has acted as the managing member of Brio Financial Group, LLC, a financial reporting consulting firm. From January 2006 through September 2010, Mr. Briones had managed the public company and hedge fund practices at BartolomeiPucciarelli, LLC (“BP”). Within that capacity, Mr. Briones performed audit services, outsourced CFO functions, and/or consulted clients through difficult SEC comment periods particularly through application of complex accounting principles for a vast public company client base. BP is a registered firm with the Public Company Accounting Oversight Board. BP is an independent member of the BDO Seidman Alliance.

Mr. Briones served as the chief financial officer of NXT Nutritionals Holdings, Inc. from February 2, 2009 to May 15, 2012. Mr. Briones also served as the chief financial officer of Clear-Lite Holdings, Inc. from August 3, 2009 to March 21, 2011. Prior to joining BP, Mr. Briones was an auditor with PricewaterhouseCoopers LLP in New York, New York. Mr. Briones specialized in the financial services group, and most notably worked on the MONY Group, Prudential Financial, and MetLife initial public offerings.

Mr. Briones has a Bachelor of Science in Accounting from Fairfield University, Fairfield, Connecticut. David’s professional interests are complemented by a strong commitment to philanthropy and humanitarian causes. His volunteer efforts have benefited such organizations as Habitat for Humanity, New York Cares and Junior Achievement.

The Company and Mr. Briones are still finalizing employment terms.

Additionally, on August 13, 2013, the Company announced that it anticipated filing its annual report on Form 10-K for the year ended April 30, 2013 with the Securities and Exchange Commission (the “SEC”) on August 21, 2013. The Company is announcing today that it will not file its Form 10-K on such date and now anticipates filing the Form 10-K with the SEC on August 27, 2013.

Forward-Looking Statements

This news release contains forward-looking and other statements that are not historical facts. Readers are cautioned not to place undue reliance on forward-looking statements, as there can be no assurance that the plans, intentions or expectations upon which they are based will occur. By their nature, forward-looking statements involve numerous assumptions, known and unknown risks and uncertainties, both general and specific, that contribute to the possibility that the predictions, forecasts, projections and other forward looking statements will not occur, which may cause actual performance and results in future periods to differ materially from any estimates or projections of future performance or results expressed or implied by such forward looking statements.

The forward-looking statements contained in this news release are made as of the date of this news release. Petro River disclaims any intention and assumes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable securities law. Additionally, Petro River undertakes no obligation to comment on the expectations of, or statements made, by third parties in respect of the matters discussed above.

Contact Information:

Investor Relations:

gary@petroriveroil.com

212-596-7090

www.petroriveroil.com